Exhibit 99.1

NOTICE TO HOLDERS OF BIOTIME, INC. COMMON SHARE PURCHASE
WARRANTS EXPIRING OCTOBER 1, 2018

NOTICE IS HEREBY GIVEN to holders of BioTime, Inc. (“BioTime”) Common Share Purchase Warrants Expiring October 1, 2018 (the “Warrants”) that, pursuant to Section 6.1(c) of the Warrant Agreement dated as of October 1, 2013, as amended September 19, 2014, between BioTime and American Stock Transfer & Trust Company LLC as Warrant Agent (the “Warrant Agreement”), the Board of Directors of BioTime has adjusted the number of Warrant Shares (BioTime common shares) that may be purchased upon the exercise of each Warrant, and the Warrant Price (the purchase price) payable for each Warrant Share, as a result of BioTime’s distribution of 4,744,707 shares of common stock, no par value, of BioTime’s subsidiary OncoCyte Corporation (“OncoCyte”) to BioTime shareholders on December 31, 2015 (the “Distribution”).

The adjusted number of Warrant Shares that may be purchased through exercise of each Warrant shall be 1.1.  The adjusted Warrant Price shall be $4.55 per Warrant Share.

The foregoing adjusted number of Warrant Shares was determined by dividing (A) $3.5738, the volume weighted average of the daily closing prices of BioTime common shares as reported by the NYSE MKT for the 20 consecutive trading days ending December 30, 2015, one trading day prior to the date of the Distribution, by (B) $3.3613, which is the price described in (A) less $0.2125, the then fair value, as determined by the Board of Directors of BioTime, of the fraction of a share of OncoCyte common stock distributed with respect to one BioTime common share in the Distribution, and rounding the result to the nearest tenth of a share.

The foregoing adjusted Warrant Price was determined by multiplying $5.00, the Warrant Price immediately prior to the adjustment, by a fraction of which the numerator was one (the number of Warrant Shares purchasable upon the exercise of each Warrant immediately prior to the adjustment), and the denominator of which was 1.1 (the number of Warrant Shares purchasable immediately after the adjustment), and rounding the result to the nearest whole cent.

This notice is given pursuant to Section 6.2 and Section 15 of the Warrant Agreement.

Judith Segall,

Vice President and Secretary

Alameda, California

January 12, 2016